UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2007

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2007, Family Dollar Stores, Inc. (the “Company”) filed a report on Form 8-K regarding the election of Kenneth T. Smith to the position of Senior Vice President and Chief Financial Officer of the Company.  At the time of that filing, the information called for in Item 5.02(c)(3) had not been determined.  The Compensation Committee of the Board of Directors of the Company considered compensation related to Mr. Smith’s promotion at a meeting held on April 17, 2007.  As a result of such determination the Company is amending the Form 8-K filed on April 16, 2007, to provide such compensation information in accordance with Instruction 2 to Item 5.02.

As a result of his promotion, Mr. Smith’s annual salary will be $250,000 per year.  His target bonus percentage will be 40% of his annual base salary.  Additionally, Mr. Smith will receive (i) 3,793 stock options; (ii) 1,154 performance share rights awards (“PSRs”) for the fiscal years 2007-2009 performance period; (iii) 545 PSRs for the fiscal years 2006-2008 performance period; and (iv) 161 PSRs for the fiscal 2007 performance period.   These stock option and PSR awards are in recognition of his promotion and are in addition to equity grants previously made to Mr. Smith in his prior position with the Company.

The foregoing does not constitute a complete summary of the compensation provided to Mr. Smith in connection with his promotion to Chief Financial Officer.  Reference is made to the following Company plans:  (i) Family Dollar Stores, Inc. 2006 Incentive Plan (filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on January 25, 2006); (ii) Family Dollar Stores, Inc. 2006 Incentive Plan 2006 Non-Qualified Stock Option Grant Program (filed as Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on January 25, 2006); (iii) Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Long-Term Incentive Performance Share Rights Awards (filed as Exhibit 10.4 to the Company’s Form 10-Q filed with the SEC on April 12, 2007); and (iv) the Cash Bonus Award Guidelines (filed as Exhibit 10 to the Company’s Form 8-K filed with the SEC on October 6, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: April 20, 2007	By:	/s/ Janet G. Kelley
Janet G. Kelley
Senior Vice President-General Counsel and Secretary